Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Financial Corporation:

We consent to the use of our reports dated March 13, 2008, relating to the consolidated balance sheets of Cadence Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ T. E. Lott & Company

Columbus, Mississippi

February 4, 2009